Exhibit 10.1

AMENDMENT TO THE COMPANY’S 2013 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER
OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

3. STOCK SUBJECT TO THE PLAN

(a) Subject to the provisions of Section 12 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Sixteen Million (16,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.